March 17, 2006

To: Bradley Rudman                              Facsimile # 516 408 4884

President, Director,

Golden Patriot, Corp.

3000 Marcus Ave.

Suite 3W4, New Hyde Park,

NY, 11042

Re: DDD and Extension of the “Handley” and “GPTC” Agreement on the Lucky Boy Uranium Property, Arizona, and Ashworth Explorations Ltd.

Dear Mr. Rudman,

This letter serves to extend the property payment of $25,000.00 USD ($10,000.00 paid), due and payable on March 17, 2006, pursuant to the agreement dated March 17, 2005 between Handley Minerals Inc. and Golden Patriot, Corp to April 17, 2006.

Also pursuant to this agreement and acknowledged by Golden Patriot, Corp is a deficit in exploration expenditures not meeting the $200,000.00 USD for the first year. This letter also serves to excuse Golden Patriot, Corp from this obligation but must make up the short-fall in 2nd year expenditure obligations.

Also, this letter serves to acknowledge indebtedness to Ashworth Explorations Ltd. of approximately $47,300.00 CDN also due and payable by April 17, 2006.

Also, this letter acknowledges Golden Patriot, Corps intention to finance the company sufficient enough to meet its exploration obligations and payments to maintain its option on the Lucky Boy Property for the 2nd year work commitment and that this financing will take place within 30 days from March 17, 2006.

Also, pursuant to an option agreement signed October 21, 2005 (see attached) this letter further serves to acknowledge that Handley Minerals Inc. (Clive Ashworth) extends the nonqualified stock option for 1.1 million shares of the Corporations $.001 par value common stock for three years beginning March 17, 2006. The purchase price shall be $.10. Time and Manner of Exercise will be as described in the March 17, 2005 agreement between Golden Patriot, Corp and Clive Ashworth (“Grantee”).

Should any of the above conditions not be met, then Golden Patriot, Corp will be in immediate default and the option shall automatically terminate.

If you are in agreement with all of the above please acknowledge by signing in the space provided and fax to 604 926 0466 and mail original to Ashworth Explorations Ltd.

Thank you,

Dated this 17th day of March, 2006

/s/ Clive Ashworth

Clive Ashworth

President,

Handley Minerals Inc.

Ashworth Explorations Ltd.

On Behalf of Golden Patriot, Corp

/s/ Bradley Rudman

Bradley Rudman

President and Director